                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 2)



                         CORAM HEALTHCARE CORPORATION
                         ----------------------------
                               (Name of Issuer)


                        COMMON STOCK, $.001 PAR VALUE
                        -----------------------------
                        (Title of Class of Securities)


                                  218103109
                                --------------
                                (CUSIP Number)


                                APRIL 9, 1999
           -------------------------------------------------------
           (Date of Event which Required Filing of this Statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/ /  Rule 13d-1(b)
/X/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

  CUSIP NO. 218103109                                         PAGE 2 OF 18 PAGES


                                 SCHEDULE 13G


     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Foothill Capital Corporation
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /
-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           741,920(1) (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING         - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      741,920(1) (See Items 2 and 4)
                  -------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   741,920(1)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11
      1.48%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   CO

-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
________________________
(1) These shares are issuable upon conversion of $1,483,841 principal amount of the Company's Series B Senior Subordinated Convertible Notes (the "Series B Notes") at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The Series B Notes have a term of 10 years. The conversion price was amended from $3.00 per share on April 9, 1999.

(2) Based on the number of shares outstanding as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and assuming issuance of Common Stock upon conversion of the Series B Notes.

  CUSIP NO. 218103109                                         PAGE 3 OF 18 PAGES

                                 SCHEDULE 13G

------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     The Foothill Group, Inc.
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3

-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     Delaware
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
                  6
    NUMBER OF         8,243,561(1)   (See Items 2 and 4)
     SHARES       -------------------------------------------------------------
  BENEFICIALLY        SOLE DISPOSITIVE POWER
    OWNED BY      7
      EACH            - 0 -
    REPORTING     -------------------------------------------------------------
     PERSON           SHARED DISPOSITIVE POWER
      WITH        8
                      8,243,561(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9
      8,243,561(1)        (See Items 2 and 4)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   14.29%(2)

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12
      CO
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) These shares are issuable upon conversion of $16,487,123 principal amount of the Company's Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The conversion price was amended from $3.00 per share on April 9, 1999.

(2) Based on the number of shares outstanding as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and assuming issuance of Common Stock upon conversion of the Series B Notes.

  CUSIP NO. 218103109                                         PAGE 4 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Foothill Partners II, L.P.
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     Delaware
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
                  6
    NUMBER OF         7,501,641(1)   (See Items 2 and 4)
     SHARES       -------------------------------------------------------------
  BENEFICIALLY        SOLE DISPOSITIVE POWER
    OWNED BY      7
      EACH            - 0 -
    REPORTING     -------------------------------------------------------------
     PERSON           SHARED DISPOSITIVE POWER
      WITH        8
                      7,501,641(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9
      7,501,641(1)        (See Items 2 and 4)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.18%(2)

-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12
      PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
________________________
(1) These shares are issuable upon conversion of $15,003,282 principal amount of the Company's Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The conversion price was amended from $3.00 per share on April 9, 1999.

(2) Based on the number of shares outstanding as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and assuming issuance of Common Stock upon conversion of the Series B Notes.

  CUSIP NO. 218103109                                         PAGE 5 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     M. Edward Stearns
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           7,857,929(1)   (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING         - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      7,857,929(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,857,929(1)        (See Items 2 and 4)

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.71%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) 7,501,641 shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of Common Stock Purchase Warrants at an exercise price of $0.01 per share of Common Stock (the "Warrants").

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

  CUSIP NO. 218103109                                         PAGE 6 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Karen S. Sandler
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           7,857,929(1)   (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING         - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      7,857,929(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,857,929(1)        (See Items 2 and 4)

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.71%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) 7,501,641 shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

  CUSIP NO. 218103109                                         PAGE 7 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Dennis R. Ascher
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California

-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           7,857,929(1)   (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING         - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      7,857,929(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,857,929(1)        (See Items 2 and 4)

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.71%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) 7,501,641 shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

  CUSIP NO. 218103109                                         PAGE 8 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Peter E. Schwab
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California

-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           7,501,641(1)   (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING         - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      7,501,641(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,501,641(1)        (See Items 2 and 4)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.18%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

  CUSIP NO. 218103109                                         PAGE 9 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     David C. Hilton
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           7,501,641(1)   (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING         - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      7,501,641(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,501,641(1)        (See Items 2 and 4)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.18%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) These shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment.

(2)  Assuming issuance of Common Stock upon conversion of the Series B Notes.

  CUSIP NO. 218103109                                        PAGE 10 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Jeffrey T. Nikora
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California
-------------------------------------------------------------------------------
                     SOLE VOTING POWER
                 5
                     - 0 -
                 --------------------------------------------------------------
                     SHARED VOTING POWER
   NUMBER OF     6
     SHARES          7,857,929(1)   (See Items 2 and 4)
  BENEFICIALLY   --------------------------------------------------------------
    OWNED BY         SOLE DISPOSITIVE POWER
      EACH       7
   REPORTING         - 0 -
     PERSON      --------------------------------------------------------------
      WITH           SHARED DISPOSITIVE POWER
                 8
                     7,857,929(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,857,929(1)        (See Items 2 and 4)

-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10

-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.71%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
________________________
(1) 7,501,641 shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

  CUSIP NO. 218103109                                        PAGE 11 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     John F. Nickoll
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     California
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
    NUMBER OF     6
     SHARES           7,857,929(1)   (See Items 2 and 4)
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY          SOLE DISPOSITIVE POWER
      EACH        7
    REPORTING          - 0 -
     PERSON       -------------------------------------------------------------
      WITH            SHARED DISPOSITIVE POWER
                  8
                      7,857,929(1)   (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   7,857,929(1)        (See Items 2 and 4)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   13.71%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) 7,501,641 shares are issuable upon conversion of the Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment. The additional 356,288 shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2) Assuming issuance of Common Stock upon (a) conversion of the Series B Notes and (b) exercise of the Warrants.

  CUSIP NO. 218103109                                        PAGE 12 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON*
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     Foothill Income Trust, L.P.
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     Delaware
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
                  6
    NUMBER OF         356,288(1)
     SHARES       -------------------------------------------------------------
  BENEFICIALLY        SOLE DISPOSITIVE POWER
    OWNED BY      7
      EACH            - 0 -
    REPORTING     -------------------------------------------------------------
     PERSON           SHARED DISPOSITIVE POWER
      WITH        8
                      356,288(1)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   356,288(1)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   0.72%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) These shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2)  Assuming issuance of Common Stock upon exercise of the Warrants.

  CUSIP NO. 218103109                                        PAGE 13 OF 18 PAGES

                                 SCHEDULE 13G

-------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
  1
     FIT GP, LLC
-------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X/
  2                                                                    (b)  / /

-------------------------------------------------------------------------------
     SEC USE ONLY
  3
-------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
  4
     Delaware
-------------------------------------------------------------------------------
                      SOLE VOTING POWER
                  5
                      - 0 -
                  -------------------------------------------------------------
                      SHARED VOTING POWER
                  6
    NUMBER OF         356,288(1)     (See Items 2 and 4)
     SHARES       -------------------------------------------------------------
  BENEFICIALLY        SOLE DISPOSITIVE POWER
    OWNED BY      7
      EACH            - 0 -
    REPORTING     -------------------------------------------------------------
     PERSON           SHARED DISPOSITIVE POWER
      WITH        8
                      356,288(1)  (See Items 2 and 4)
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9   356,288(1)          (See Items 2 and 4)
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
 10
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11   0.72%(2)
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12   OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________
(1) These shares are issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(2)  Assuming issuance of Common Stock upon exercise of the Warrants.

  CUSIP NO. 218103109                                        PAGE 14 OF 18 PAGES

ITEM 1.

          Coram Healthcare Corporation
          1125 Seventeenth Street, Suite 1500
          Denver, Colorado 80202

ITEM 2.

          This Amendment No. 2 to the Schedule 13G originally filed on July 10, 1998 and amended August 25, 1998 is filed on behalf of The Foothill Group, Inc., a Delaware Corporation ("Group"), Foothill Capital Corporation, a California corporation ("Capital"), Foothill
          Partners II, L.P., a Delaware limited partnership ("Partners"), Foothill Income Trust, L.P., a Delaware limited partnership ("Foothill Trust"), FIT GP, LLC, a Delaware limited liability company ("FIT") and
          M. Edward Stearns, Karen S. Sandler, Dennis R. Ascher, Jeffrey
          T. Nikora, and John F. Nickoll (collectively, the "Managing Partners/Members") and Peter E. Schwab and David C. Hilton (the "Managing Partners"). (Group, Capital, Partners, Foothill Trust, FIT, the Managing Partners/Members and the Managing Partners are collectively referred to as the "Filing Persons").

          Group, the Managing Partners/Members and the Managing Partners are the general partners of Partners. Capital is a wholly-owned subsidiary of Group. FIT is the general partner of Foothill Trust and the Managing Partners/Members are the managing members of FIT.

          Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, (i) Group, the Managing Partners/Members and the Managing Partners may be deemed to beneficially own the shares of Common Stock held by Partners, as its general partners, (ii) the Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held by Foothill Trust as the managing members of the general partner of Foothill Trust, (iii) FIT may be deemed to beneficially own the shares of Common Stock held by Foothill Trust, as its general partner, and (iv) Group may be deemed to beneficially own the shares held by Foothill Capital as its sole shareholder.

          The Filing Persons have a beneficial interest in all or part of $16,487,123 principal amount of the Company's Series B Senior Subordinated Convertible Notes which are convertible into the Company's Common Stock at a conversion price of $2.00 per share. The conversion price was amended from $3.00 per share on April 9, 1999. In addition, certain Filing Persons own warrants that are exercisable into shares of the Company's Common Stock.

          (a)   The Foothill Group, Inc.
                Foothill Capital Corporation
                Foothill Partners II, L.P.
                Foothill Income Trust, L.P.
                FIT GP, LLC
                M. Edward Stearns
                Karen S. Sandler
                Dennis R. Ascher
                Peter E. Schwab
                David C. Hilton
                Jeffrey T. Nikora
                John F. Nickoll
          (b)   11111 Santa Monica Boulevard, Suite 1500
                Los Angeles, California 90025-3333
          (c)   United States
          (d)   Common Stock, $.001 par value
          (e)   218103109

  CUSIP NO. 218103109                                        PAGE 15 OF 18 PAGES

ITEM 3.

      If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
      (c), Check Whether the Person Filing is a:

      (a)   / /   Broker or dealer registered under Section 15 of the
                  Exchange Act.
      (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c)   / /   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
      (d)   / /   Investment company registered under Section 8 of the
                  Investment Company Act.
      (e)   / /   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).
      (f)   / /   An employee benefit plan or endowment fund in accordance
                  with Rule 13d-1(b)(1)(ii)(F).
      (g)   / /   A parent holding company or control person in accordance
                  with Rule 13d-1(b)(1)(ii)(G).
      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the
                  Investment Company Act.
      (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
      If this statement is filed pursuant to Rule 13d-1(c), check this box /X/

ITEM 4.     OWNERSHIP

      The ownership of the Filing Persons is as follows:

      GROUP

      A.    Amount Beneficially owned:  8,243,561 (1)
      B.    Percent of class:  14.29%(2)
      C.    Number of shares as to which such person has:
            1.    sole power to vote or to direct the vote:  -0-
            2.    shared power to vote or to direct to vote:  8,243,561(1)
            3.    sole power to vote or to direct to vote:  -0-
            4.    shared power to dispose or to direct the disposition of:
                  8,243,561(1)

      EACH OF THE MANAGING PARTNERS/MEMBERS

      A.    Amount Beneficially owned:  7,857,929 (3)(4)
      B.    Percent of class:  13.71%(2)(5)
      C.    Number of shares as to which such person has:
            1.    sole power to vote or to direct the vote:  -0-
            2.    shared power to vote a direct to vote:  7,857,929(3)(4)
            3.    sole power to vote or to direct to vote:  -0-
            4.    shared power to dispose or to direct the disposition of:
                  7,857,929(3)(4)


-----------------------

(1) These shares are issuable upon conversion of the Company's Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment.

(2)   Assuming issuance of Common Stock upon conversion of the Series B Notes.

(3) Includes 356,288 shares issuable upon exercise of the Warrants at an exercise price of $0.01 per share of Common Stock.

(4) Includes 7,857,929 shares issuable upon conversion of the Company's Series B Notes at a conversion price of $2.00 per share of Common Stock, subject to downward adjustment.

(5)   Assuming issuance of Common Stock upon conversion of the Warrants.

  CUSIP NO. 218103109                                        PAGE 16 OF 18 PAGES

      PARTNERS AND EACH OF THE MANAGING PARTNERS

      A.    Amount Beneficially owned:  7,501,641(1)
      B.    Percent of class:  13.18%(2)
      C.    Number of shares as to which such person has:
            1.    sole power to vote or to direct the vote:  -0-
            2.    shared power to vote a direct to vote:  7,501,641(1)
            3.    sole power to vote or to direct to vote:  -0-
            4.    shared power to dispose or to direct the disposition of:
                  7,501,641(1)

      CAPITAL

      A.    Amount Beneficially owned:  741,920(1)
      B.    Percent of class:  1.48%(2)
      C.    Number of shares as to which such person has:
            1.    sole power to vote or to direct the vote: -0-
            2.    shared power to vote a direct to vote:  741,920(1)
            3.    sole power to vote or to direct to vote: -0-
            4.    shared power to dispose or to direct the disposition of:
                  741,920(1)

      FOOTHILL TRUST AND FIT

      A.    Amount Beneficially owned: 356,288(3)
      B.    Percent of Class:  0.72%(5)
      C.    Number of shares as to which such person has:
            1.    sole power to vote or to direct the vote:  -0-
            2.    shared power to vote or to direct the vote:  356,288(3)
            3.    sole power to vote or to direct to vote:  -0-
            4.    shared power to dispose or to direct the disposition of:
                  356,288(3)

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

  CUSIP NO. 218103109                                        PAGE 17 OF 18 PAGES

ITEM 10.    CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 12, 1999

                          FOOTHILL CAPITAL CORPORATION


                          By:       /s/  M.E. Stearns
                               --------------------------------------------
                               Name:  M.E. Stearns
                               Title:  Senior Vice President


                          THE FOOTHILL GROUP, INC.


                          By:      /s/  M.E. Stearns
                               --------------------------------------------
                               Name:  M.E. Stearns
                               Title:  Senior Vice President


                          FOOTHILL PARTNERS II, L.P.,
                          a Delaware limited partnership


                          By:  The Foothill Group, Inc.,
                               General Partner


                               By:      /s/  M.E. Stearns
                                    ----------------------------------------
                                    Name:  M.E. Stearns
                                    Title:  Senior Vice President


                          FOOTHILL INCOME TRUST, L.P.,
                          a Delaware limited partnership


                          By:  FIT GP, LLC
                               Its General Partner


                               By:      /s/  M.E. Stearns
                                    ----------------------------------------
                                    Name:  M.E. Stearns
                                    Title:  Managing Member

  CUSIP NO. 218103109                                        PAGE 18 OF 18 PAGES

                          MANAGING PARTNERS/MEMBERS


                              /s/  M.E. Stearns
                          -------------------------------------------
                          M. E. Stearns


                              /s/  Karen S. Sandler
                          -------------------------------------------
                          Karen S. Sandler


                              /s/  Dennis R. Ascher
                          -------------------------------------------
                          Dennis R. Ascher


                              /s/  Jeffrey T. Nikora
                          -------------------------------------------
                          Jeffrey T. Nikora


                              /s/  John F. Nickoll
                          -------------------------------------------
                          John F. Nickoll


                          MANAGING PARTNERS



                              /s/  Peter E. Schwab
                          -------------------------------------------
                          Peter E. Schwab


                              /s/  David C. Hilton
                          -------------------------------------------
                          David C. Hilton